Exhibit 99.1

Lincoln Educational Services Reports Second Quarter Results; Student Starts for Healthcare and Other Professions Segment Up 2.7% Quarter over Quarter

•	Total Revenue of $61.9 Million; Transportation & Skilled Trades Segment $41.3 Million, Healthcare and Other Professions Segment (HOPS) $17.9 Million; and Transitional Segment $2.6 Million
•	Revenue for the Transportation and Skilled Trades Segment Up Approximately 1%, HOPS Revenue Down Approximately 4% Compared to Prior Year
•	Sale of West Palm Beach, Florida Properties for $15.7 Million Expected to Close in Mid-August
•	Company Modifies Previously Provided Guidance
•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., August 7, 2017 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the second quarter ended June 30, 2017.

“The Company experienced a number of positive developments during the second quarter which included a 2.7% increase in our HOPS starts; a stable student retention rate and an increased graduate placement rate; the initiation of the first Mini automotive technician program with a fully enrolled class and the roll out of a new collision repair program model which is shorter in duration and 25% delivered online,” said Scott Shaw, President & CEO.

“In addition, we have made significant progress towards the reaccreditation of our HOPS campuses impacted by the loss of accreditation credentials by the Accrediting Council for Independent Colleges and Schools (“ACICS”) and the sale of the West Palm Beach, Florida properties is expected to close mid- August.  At the same time, we had an unexpected 9% decline in student starts in our Transportation and Skilled Trades segment due to lower than expected high school start rate.  We have since established an action plan to address this challenge,” concluded Mr. Shaw.

SECOND QUARTER RESULTS:

•
Revenue decreased by $6.2 million, or 9.1%, to $61.9 million for the three months ended June 30, 2017 from $68.1 million for the prior year comparable period.  The decrease in revenue was mainly attributable to the suspension of new student enrollments at campuses in the Transitional segment, which accounted for approximately 93% of the total revenue decline.

•
Educational services and facilities expenses decreased by $3.2 million, or 8.9%, to $32.4 million from $35.6 million in the prior year comparable period.  The decrease was driven by the Transitional segment which accounted for $3.1 million in cost reductions from the teach-out of several campuses that are on schedule to be fully taught-out by December 31, 2017.

•
Selling, general and administrative expense decreased by $0.2 million, or 0.6%, to $35.6 million for the three months ended June 30, 2017 from $35.8 million in the comparable quarter of 2016.  The decrease was primarily due to the Transitional Segment, which accounted for approximately $3.2 million in cost reductions as campuses in this segment prepare to close during this fiscal year.  Partially offsetting the cost reductions are $2.0 million in increased administrative costs mainly due to bad debt and medical expenses and $1.3 million in additional sales and marketing expense.

•
Interest expense for the quarter decreased by $0.8 million, or 55% to $0.7 million from $1.5 million in the prior year comparable period.  The cost reductions resulted from favorable terms under our new Credit Facility with Sterling National Bank effective on March 31, 2017.

•
Other income decreased by $1.7 million from the prior year comparable period.  The $1.7 million in 2016 reflected the amortization of a one-time gain from the modification of a lease at three of Lincoln’s campuses which were previously accounted for as finance obligations in the prior year.

•	Net loss for the quarter was $6.8 million, or $0.28 per share, compared to a net loss of $3.1 million, or $0.13 per share, in the prior year comparable period.

SECOND QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

Transportation and Skilled Trades segment revenue increased slightly by $0.3 million, to $41.3 million for the three months ended June 30, 2017 from $41.0 million in the prior year comparable period.  The increase in revenue was primarily driven by higher carry in population compared to prior year comparable period.

Student starts decreased by 9.0% for the three months ended June 30, 2017 as compared to the prior year comparable period.  The decline was the result of lower than expected high school start rate.  The majority of the Company’s high school shortfall mainly occurred at three campuses and was directly attributable to two factors including affordability and student engagement between enrollment and start date.  Keeping students engaged with the school requires constant contact, especially when students are enrolling months in advance.  In addition, as the Company strives to find the optimum affordability balance the Company experienced a start decline in markets where we scaled back the volume of scholarships. Certain external factors are also driving the softer-than-expected start rate include low unemployment rates and increased wages for both skilled and unskilled labor. The Company believes such factors have caused many potential students to postpone training and enter the workforce directly upon graduation.  Further, contributing to the decline in high school student starts is the lead time between the initial recruitment efforts and the actual start date, which could be up to one year.  High school students make up approximately 30% of the segment’s population.  In an effort to increase high school enrollments, the Company made various changes to its processes and organizational structure.  As a result, enrollments for the quarter remained essentially flat, however, starts declined.

Operating income for the three months ended June 30, 2017 declined to $0.9 million from $2.4 million in the prior year comparable period primarily as a result of selling, general and administrative expenses, which increased by $1.8 million.  The increase in selling, general and administrative expenses was largely due to $0.9 million of additional bad debt expense mainly driven by higher student accounts receivable balance, higher account write-offs and timing of Title IV funds receipts.  Additionally, sales and marketing expenses increased by $0.7 million resulting from strategic marketing initiatives intended to reach more students.  These initiatives resulted in a slight improvement in starts in the adult demographic quarter over quarter.

Healthcare and Other Professions

Healthcare and Other Professions segment revenue was $17.9 million for the three months ended June 30, 2017, as compared to $18.7 million in the prior year comparable period.  The decrease in revenue is mainly attributable to a 3.4% decline in average revenue per student due to shifts in program mix combined with tuition rate decreases in various programs.  Slightly offsetting the decline in revenue was a 2.7% increase in student starts for the quarter compared to the prior year comparable period.

Operating loss for the three months ended June 30, 2017 was $0.6 million, compared to operating income of $0.9 million in the prior year comparable period.  The decline of $1.5 million was mainly the result of a $0.7 million decrease in revenue which was mainly attributable to a 3.4% decline in average revenue per student, a $0.6 million increase in sales and marketing expense which has driven student starts up 2.7% quarter over quarter and a $0.3 million increase in administrative expense resulting from increased bad debt expense mainly due to higher student accounts receivable balance, higher write-offs and timing of Title IV fund receipts.

Transitional

Revenue was $2.6 million for the three months ended June 30, 2017 as compared to $8.4 million in the prior year comparable period mainly attributable to the closing of campuses within this segment.

Operating loss decreased by $0.6 million to $0.8 million for the three months ended June 30, 2017 from $1.5 million in the prior year comparable period.  The decrease is primarily attributable to a reduction in personnel salaries and benefits as the campuses prepare to close.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and Other costs increased by $0.3 million, or 5.7%, to $5.4 million from $5.1 million, for the prior year.  The increase in Corporate and Other expenses was driven in part by a $1.0 million increase in medical costs as compared to prior year.  In 2016, the Company had historically low medical claims as compared to this year resulting in the significant increase quarter over quarter.  Partially offsetting the increase was a reduction in salaries and benefits of $0.7 million.

Included in the Corporate and Other costs for the three months ended June 30, 2017 are approximately $0.3 million of additional dormitory costs directly relating to the closure of the Hartford, Connecticut campus on December 31, 2016.

SIX MONTH FINANCIAL RESULTS

Revenue was $127.1 million for the six months ended June 30, 2017 versus $138.7 million in the comparable six month period of 2016.  Operating loss for the six months ended June 30, 2017 increased by $2.3 million when compared against the comparable six month period of 2016.  Educational services and facilities expense decreased by $7.6 million, or 10.4%, to $65.1 million for the six months ended June 30, 2017 from $72.7 million in the comparable six month period of 2016. Selling, general and administrative expense decreased by $2.0 million, or 2.7%, to $73.9 million for the six months ended June 30, 2017 from $75.9 million in the comparable six month period of 2016.

Transportation and Skilled Trades segment revenue was $83.5 million for the six months ended June 30, 2017, versus $83.3 million in the comparable six month period of 2016.

Healthcare and Other Professions segment revenue was $36.8 million for the six months ended June 30, 2017, versus $38.5 million in the comparable six month period of 2016.

BALANCE SHEET INFORMATION

As of June 30, 2017, the Company had a net debt balance of $19.6 million compared to a net cash balance of $3.4 million as of December 31, 2016. The increase in our net debt was mainly the result of the net loss during the six months ended June 30, 2017 and the seasonality of the business.

2017 OUTLOOK

The Company is modifying the guidance provided for 2017 due to lower than expected high school starts in the Transportation and Skilled Trades segment which resulted in a decrease in this segment’s student population.  The modified guidance is as follows:

•	For the full year, the Company expects revenue to range from essentially flat to a low single digit decline in the Transportation and Skilled Trades segment.
•	The Company expects revenue to range from essentially flat to low single digit decline for Healthcare and Other Professions segment.
•	For the full year, the Company expects to breakeven or incur a slight operating loss, excluding the impact of closed campuses.
•	The Company expects to breakeven or incur a slight net loss for the last nine months of the year.
•
The Company anticipates completing the previously disclosed teach-out of the Northeast Philadelphia, Center City Philadelphia and West Palm Beach campuses, as well as the Brockton and Lowell campuses which were new to the Transitional segment in the first quarter of 2017.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 54599977. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 54599977.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2017	2016	2017	2016

REVENUE	$61,865	$68,080	$127,144	$138,724
COSTS AND EXPENSES:
Educational services and facilities	32,405	35,569	65,113	72,691
Selling, general and administrative	35,554	35,750	73,879	75,905
Gain on sale of assets	(63)	(6)	(89)	(395)
Total costs & expenses	67,896	71,313	138,903	148,201
OPERATING LOSS	(6,031)	(3,233)	(11,759)	(9,477)
OTHER:
Interest income	9	8	40	72
Interest expense	(699)	(1,541)	(5,881)	(3,132)
Other income	-	1,678	-	3,431
LOSS BEFORE INCOME TAXES	(6,721)	(3,088)	(17,600)	(9,106)
PROVISION FOR INCOME TAXES	50	50	100	100
NET LOSS	$(6,771)	$(3,138)	$(17,700)	$(9,206)
Basic
Net loss per share	$(0.28)	$(0.13)	$(0.74)	$(0.39)
Diluted
Net loss per share	$(0.28)	$(0.13)	$(0.74)	$(0.39)
Weighted average number of common shares outstanding:
Basic	23,962	23,448	23,787	23,400
Diluted	23,962	23,448	23,787	23,400

Other data:

EBITDA	$(3,907)	$1,112	$(7,484)	$48
Depreciation and amortization	$2,124	$2,667	$4,275	$6,094
Number of campuses/training sites	28	30	28	30
Average enrollment	10,582	11,517	10,836	11,703
Stock-based compensation	$294	$304	$654	$676
Net cash used in operating activities	$(8,037)	$(8,969)	$(19,511)	$(18,138)
Net cash used in investing activities	$(1,170)	$(234)	$(1,766)	$(307)
Net cash provided by (used in) financing activities	$7,710	$(13)	$7,423	$(9,025)

Selected Consolidated Balance Sheet Data:	June 30, 2017
(In thousands)

Cash and cash equivalents	$13,399
Current assets	52,827
Working capital	(4,107)
Total assets	130,231
Current liabilities	56,934
Long-term debt obligations, including current portion	25,000
Total stockholders' equity	37,892

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Net debt (cash) measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  We define net debt as long term debt including current portion plus deferred finance fees less cash, cash equivalents and restricted cash.  EBITDA and net debt are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and net debt are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and net debt:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2017	2016	2017	2016

Net loss	$(6,771)	$(3,138)	$(17,700)	$(9,206)
Interest expense, net	690	1,533	5,841	3,060
Provision for income taxes	50	50	100	100
Depreciation and amortization	2,124	2,667	4,275	6,094
EBITDA	$(3,907)	$1,112	$(7,484)	$48

	Three Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income	$850	$2,380	$(635)	$897
Interest expense, net	-	50	-	20
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,981	2,502	15	3
EBITDA	$2,831	$4,932	$(620)	$920

	Three Months Ended June 30, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(833)	$(1,470)	$(6,153)	$(4,945)
Interest expense, net	-	12	690	1,451
Provision for income taxes	-	-	50	50
Depreciation and amortization	2	13	126	149
EBITDA	$(831)	$(1,445)	$(5,287)	$(3,295)

	Six Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income	$2,916	$5,749	$(470)	$2,637
Interest expense, net	(18)	47	-	39
Provision for income taxes	-	-	-	-
Depreciation and amortization	3,947	5,036	15	5
EBITDA	$6,845	$10,832	$(455)	$2,681

	Six Months Ended June 30, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(1,401)	$(5,115)	$(18,745)	$(12,477)
Interest expense, net	-	89	5,859	2,885
Provision for income taxes	-	-	100	100
Depreciation and amortization	29	719	284	334
EBITDA	$(1,372)	$(4,307)	$(12,502)	$(9,158)

	June 30, 2017	December 31, 2016
	(Unaudited)
Current portion of credit agreement and term loan	$8,000	$11,713
Long-term credit agreement and term loan	24,023	30,244
Deferred finance fees	977	2,310
Cash and cash equivalents	(7,210)	(21,064)
Restricted cash	(6,189)	(6,399)
Noncurrent restricted cash	-	(20,252)
Net debt (cash)	$19,601	$(3,448)

	Three Months Months Ended June 30, 2017
	2017	2016	% Change
Revenue:
Transportation and Skilled Trades	$41,310	$41,032	0.7%
Healthcare and Other Professions	17,932	18,661	-3.9%
Transitional	2,623	8,387	-68.7%
Total	$61,865	$68,080	-9.1%

Operating Income (Loss):
Transportation and Skilled Trades	$850	$2,430	-65.0%
Healthcare and Other Professions	(634)	918	-169.1%
Transitional	(833)	(1,458)	42.9%
Corporate	(5,414)	(5,123)	-5.7%
Total	$(6,031)	$(3,233)	-86.5%

Starts:
Transportation and Skilled Trades	1,762	1,936	-9.0%
Healthcare and Other Professions	842	820	2.7%
Transitional	-	348	-100.0%
Total	2,604	3,104	-16.1%

Average Population:
Transportation and Skilled Trades	6,532	6,490	0.6%
Healthcare and Other Professions	3,471	3,492	-0.6%
Transitional	579	1,535	-62.3%
Total	10,582	11,517	-8.1%

End of Period Population:
Transportation and Skilled Trades	6,809	6,950	-2.0%
Healthcare and Other Professions	3,219	3,160	1.9%
Transitional	372	1,398	-73.4%
Total	10,400	11,508	-9.6%

	Six Months Ended June 30, 2017
	2017	2016	% Change
Revenue:
Transportation and Skilled Trades	$83,477	$83,304	0.2%
Healthcare and Other Professions	36,769	38,470	-4.4%
Transitional	6,898	16,950	-59.3%
Total	$127,144	$138,724	-8.3%

Operating Income (Loss):
Transportation and Skilled Trades	$2,898	$5,796	-50.0%
Healthcare and Other Professions	(474)	2,673	-117.7%
Transitional	(1,401)	(5,101)	72.5%
Corporate	(12,782)	(12,845)	0.5%
Total	$(11,759)	$(9,477)	-24.1%

Starts:
Transportation and Skilled Trades	3,486	3,596	-3.1%
Healthcare and Other Professions	1,843	1,933	-4.7%
Transitional	132	806	-83.6%
Total	5,461	6,335	-13.8%

Average Population:
Transportation and Skilled Trades	6,553	6,521	0.5%
Healthcare and Other Professions	3,552	3,618	-1.8%
Transitional	731	1,564	-53.3%
Total	10,836	11,703	-7.4%

End of Period Population:
Transportation and Skilled Trades	6,809	6,950	-2.0%
Healthcare and Other Professions	3,219	3,160	1.9%
Transitional	372	1,398	-73.4%
Total	10,400	11,508	-9.6%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INVESTOR RELATIONS:
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Amanda Prior, aprior@evcgroup.com; 646-445-4800